INFORMATION FOR RELEASE

MuniMae Announces Appointment of New Board Member

BALTIMORE, MD, (October 21, 2004) — Municipal Mortgage & Equity, LLC (NYSE: MMA) announced today the appointment of Arthur S. Mehlman as a director of the Company and a member of the Audit Committee effective November 1, 2004.

MuniMae Chairman and CEO Mark K. Joseph, commenting on the appointment, stated, “We are pleased to have Art Mehlman join our board. His audit expertise and accounting experience are valuable tools to assist MuniMae for the future. Art has successfully advised numerous public companies and we are fortunate that he has agreed to serve on MuniMae’s board.”

Prior to his retirement in 2002, Mr. Mehlman served as a Partner at KPMG LLP, one of the nation’s largest audit, tax and advisory firms. He was the Partner in charge of KPMG’s audit practice for the Baltimore/Washington region, and before that, managing partner of its Baltimore office. While at KPMG, Mr. Mehlman worked on a broad range of public company audit and compliance issues, and participated as client service or audit engagement partner on more than 60 offerings of debt and equity securities in the U.S. and Europe. Mr. Mehlman also serves on the Boards of the Legg Mason Family of Funds and The Royce Funds. Mr. Mehlman holds a Bachelor of Science degree in Accounting from the University of Maryland College Park, and is a certified public accountant.

About Municipal Mortgage & Equity

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of June 30, 2004, assets under management totaled $8.9 billion secured by 2,204 properties containing 245,725 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance-sheet portfolio of tax-exempt bonds is secured by 163 properties containing 36,803 units in 27 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MMAfin.com

Contacts
Investor Relations
  Angela Richardson, 888/788-3863